Exhibit 99

[LOGO OF ENTRAVISION COMMUNICATIONS]

ENTRAVISION COMMUNICATIONS COMMENTS ON

2003 FIRST QUARTER RESULTS

Santa Monica, California, April 8, 2003 – Entravision Communications Corporation (NYSE: EVC) announced today preliminary results for the quarter ending March 31, 2003. Entravision expects to report first quarter 2003 revenue of approximately $53.0 million, operating expenses of approximately $41.3 million and corporate expenses of approximately $2.5 million (which reflects a $1.5 million reimbursement from Univision Communications Inc. for expenses incurred by Entravision in connection with the regulatory aspects of the pending Univision–Hispanic Broadcasting Corporation merger). The company had previously expected to report first quarter 2003 net revenue of $54.3 to $55.5 million, operating expenses of $41.4 to $41.7 million and corporate expenses of approximately $4.4 million. Entravision’s first quarter guidance, issued in early February, did not include the impact of the war with Iraq. The company will release full first quarter 2003 results, along with second quarter guidance, in early May.

Walter Ulloa, Chairman and Chief Executive Officer of Entravision, commented, “Following a strong January, we began to see a slowdown in our pacings beginning in mid-February and continuing into March for both our television and radio stations. Despite the impact of the Iraq war on our near-term results, we continue to build on our ratings and market shares, and we are well-positioned to return to strong growth in a post-war economy.”

Entravision Communications Corporation, is a diversified Spanish-language media company utilizing a combination of television, radio, outdoor and publishing operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with stations in 20 of the nation’s top-50 Hispanic markets. The company also operates one of the nation’s largest centrally programmed Spanish-language radio networks, which serves 23 markets via 58 owned and/or operated radio stations. The company’s outdoor operations consist of approximately 11,400 advertising faces concentrated primarily in Los Angeles and New York, and the company’s publishing operations consist of El Diario/la Prensa in New York, the nation’s oldest major Spanish-language daily newspaper. Entravision shares of Class A Common Stock are traded on the New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the company’s filings with the Securities and Exchange Commission.

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For more information, please contact:
John DeLorenzo	Mike Smargiassi / Catherine Wang
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	212-986-6667
310-447-3870